EXHIBIT  99.1

FOR RELEASE
Date: January 24, 2017
For Further Information Contact:
Donald E. Gibson
President & CEO
(518) 943-2600
donaldg@tbogc.com

Michelle M. Plummer, CPA
EVP, COO & CFO
(518) 943-2600
michellep@tbogc.com

Greene County Bancorp, Inc. Reports 21.5% Increase in Net Income for the Six Months Ended
December 31, 2016, and Total Assets Exceed $900 Million

Catskill, N.Y. – January 24, 2017-- Greene County Bancorp, Inc. (the “Company”) (NASDAQ: GCBC), the holding company for The Bank of Greene County and its subsidiary Greene County Commercial Bank, today reported net income for the three and six months ended December 31, 2016, which is the second quarter of the Company’s fiscal year ending June 30, 2017.  Net income for the three and six months ended December 31, 2016 was $2.9 million, or $0.34 per basic and diluted share, and $5.4 million, or $0.64 per basic and diluted share, respectively, as compared to $2.3 million, or $0.27 per basic and diluted share, and $4.5 million, or $0.53 per basic and diluted share, for the three and six months ended December 31, 2015, respectively.  Net income increased $606,000, or 26.1%, when comparing the three months ended December 31, 2016 and 2015, and increased $963,000, or 21.5%, when comparing the six months ended December 31, 2016 and 2015. Earnings per share have been restated for prior periods as a result of a 2-for-1 stock split which was paid on March 15, 2016 as if the new shares had been issued and outstanding at the same time as the original shares.

Donald Gibson, President & CEO stated, “I am pleased to report solid performance for both the three and six months ended December 31, 2016. In fact, the six month earnings represent the highest level of net income in our Company’s 128 year history. The earnings performance was primarily driven by steady measured growth in our local customer base, which in-turn grew the balance sheet. New milestones include total assets over $925 million, gross loans over $600 million and total deposits over $775 million.”

Selected highlights for the three and six months ended December 31, 2016 are as follows:

Net Interest Income and Margin
●
Net interest income increased $1.2 million to $7.7 million for the three months ended December 31, 2016 from $6.5 million for the three months ended December 31, 2015. Net interest income increased $2.0 million to $14.8 million for the six months ended December 31, 2016 from $12.8 million for the six months ended December 31, 2015.  These increases in net interest income were primarily the result of the growth in the average interest-earning asset balances.

●
Net interest spread increased six basis points to 3.44% for the three months ended December 31, 2016 compared to 3.38% for the three months ended December 31, 2015. Net interest spread decreased three basis points to 3.35% for the six months ended December 31, 2016 compared to 3.38% for the six months ended December 31, 2015.

●
Net interest margin increased five basis points to 3.50% for the three months ended December 31, 2016 compared to 3.45% for the three months ended December 31, 2015.   Net interest margin decreased three basis points to 3.42% for the six months ended December 31, 2016 compared to 3.45% for the six months ended December 31, 2015.

●
Net interest income on a taxable-equivalent basis includes the additional amount of interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income. Tax equivalent net interest margin was 3.75% and 3.70% for the three months ended December 31, 2016 and 2015, respectively. Tax equivalent net interest margin was 3.67% and 3.69% for the six months ended December 31, 2016 and 2015, respectively.

Asset Quality and Loan Loss Provision
●
Provision for loan losses amounted to $586,000 and $343,000 for the three months ended December 31, 2016 and 2015, respectively. The provision for loan losses amounted to $1.1 million and $717,000 for the six months ended December 31, 2016 and 2015, respectively.  Allowance for loan losses to total loans receivable decreased to 1.73% as of December 31, 2016 as compared to 1.79% as of June 30, 2016.

●
Net charge-offs amounted to $141,000 and $198,000 for the three months ended December 31, 2016 and 2015, respectively, and amounted to $193,000 and $248,000 for the six months ended December 31, 2016 and 2015, respectively.

●
Nonperforming loans amounted to $3.8 million and $3.4 million at December 31, 2016 and June 30, 2016, respectively. At December 31, 2016, nonperforming assets were 0.45% of total assets and nonperforming loans were 0.65% of net loans.

Noninterest Income and Noninterest Expense
●
Noninterest income increased $81,000, or 5.3%, to $1.6 million for the three months ended December 31, 2016 as compared to $1.5 million for the three months ended December 31, 2015.  Noninterest income increased $146,000, or 4.8%, to $3.2 million for the six months ended December 31, 2016 as compared to $3.0 million for the six months ended December 31, 2015. These increases are primarily due to increases in debit card fees and service charges on deposit accounts resulting from continued growth in the number of checking accounts with debit cards.  These increases are partially offset by decreases in investment services commission income and check fee income which is included in other operating income.

●
Noninterest expense increased $108,000, or 2.3%, to $4.8 million for the three months ended December 31, 2016 as compared to $4.7 million for the three months ended December 31, 2015. Noninterest expense increased $304,000, or 3.3%, to $9.5 million for the six months ended December 31, 2016 as compared to $9.2 million for the six months ended December 31, 2015. These increases in noninterest expense are primarily the result of an increase in salaries and employee benefits expenses, resulting from additional staffing within our lending department and customer service center, and increased computer software, supplies and support expense, resulting from changing the Company’s online banking platform to a new vendor, providing greater functionality for customers.  Partially offsetting the aforementioned increases were decreases in legal and professional fees and lower expenses related to foreclosed real estate included in other expenses.

Income Taxes
●
Provision for income taxes directly reflects the expected tax associated with the pre-tax income generated for the given year and certain regulatory requirements. The effective tax rate was 26.3% and 25.7% for the three and six months ended December 31, 2016, respectively compared to 23.1% and 23.2% for the three and six months ended December 31, 2015.  The effective tax rate is impacted by the benefits derived from tax-exempt bond and loan income, the Company’s real estate investment trust subsidiary income, as well as the tax benefits derived from premiums paid to the Company’s pooled captive insurance subsidiary.  Growth in taxable loan income has exceeded growth in income from these tax exempt sources, which has led to the increases in the effective tax rates for both the three and six months ended December 31, 2016.

Balance Sheet Summary
●	Total assets of the Company were $932.0 million at December 31, 2016 as compared to $868.8 million at June 30, 2016, an increase of $63.2 million, or 7.3%.

●
Securities available-for-sale and held-to-maturity decreased $8.4 million, or 2.8%, to $296.7 million at December 31, 2016 as compared to $305.1 million at June 30, 2016.  Securities purchases totaled $47.3 million during the six months ended December 31, 2016 and consisted of $45.3 million of state and political subdivision securities, and $2.0 million of U.S. government sponsored enterprises securities. Principal pay-downs and maturities during the six months amounted to $53.9 million, of which $11.0 million were mortgage-backed securities, $41.6 million were state and political subdivision securities, and $1.3 million were corporate debt securities.

●
Net loans receivable increased $68.5 million, or 13.1%, to $591.3 million at December 31, 2016 from $522.8 million at June 30, 2016.  The loan growth experienced during the six month period consisted primarily of $53.6 million in commercial real estate loans, $5.5 million in commercial construction loans, $7.5 million in commercial loans, and $3.4 million in residential real estate loans. Balances within all other loan categories were relatively flat when comparing December 31, 2016 and June 30, 2016.

●
Total deposits increased to $775.1 million at December 31, 2016 from $738.9 million at June 30, 2016, an increase of $36.2 million, or 4.9%. Noninterest-bearing deposits increased $703,000, or 0.8%, NOW deposits increased $25.2 million, or 8.1%, money market deposits increased $3.0 million, or 2.7%, and savings deposits increased $8.3 million, or 4.7% when comparing December 31, 2016 and June 30, 2016. These increases were partially offset by a decrease in certificates of deposit of $1.0 million, or 2.0%, when comparing December 31, 2016 and June 30, 2016. These increases were the result of a $13.9 million increase in municipal deposits at Greene County Commercial Bank, primarily from continued growth in new account relationships as well as tax collection.  Included within certificates of deposits at December 31, 2016 and June 30, 2016 were $10.0 million in brokered certificates of deposit.

●
Borrowings for the Company amounted to $45.7 million of overnight and $22.5 million of long-term borrowings, with the Federal Home Loan Bank of New York at December 31, 2016, compared to $26.1 million of overnight borrowings and $20.3 million of term borrowings at June 30, 2016.  The Company also had a $100,000 outstanding balance on its line of credit with Atlantic Community Bankers Bank at December 31, 2016.  There was no balance outstanding on this line of credit at June 30, 2016.

●
Shareholders’ equity increased to $78.4 million at December 31, 2016 from $74.3 million at June 30, 2016, as net income of $5.4 million was partially offset by an $833,000 increase in other accumulated comprehensive loss and dividends declared and paid of $742,000.  Other changes in equity, an increase of $220,000, were the result of options exercised with the Company’s 2008 Stock Option Plan.

Greene County Bancorp, Inc. is the direct and indirect holding company, respectively, for The Bank of Greene County, a federally chartered savings bank, and Greene County Commercial Bank, a New York-chartered commercial bank, both headquartered in Catskill, New York.  Our primary market area is the Hudson Valley in New York State.  For more information on Greene County Bancorp, Inc., visit www.tbogc.com.

This press release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results could differ materially from those projected in the forward-looking statements.  Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, technological developments, retention and recruitment of qualified personnel, and market acceptance of the Company’s pricing, products and services.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. The Company has provided in this news release supplemental disclosures for the calculation of net interest margin utilizing a fully taxable-equivalent adjustment.  Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Select Financial Ratios."

 (END)

Greene County Bancorp, Inc.
Consolidated Statements of Income (Unaudited)

	At or for the Three Months Ended December 31,		At or for the Six Months Ended December 31,
Dollars in thousands, except share and per share data	2016	2015	2016	2015
Interest income	$8,484	$7,136	$16,298	$13,999
Interest expense	753	626	1,480	1,240
Net interest income	7,731	6,510	14,818	12,759
Provision for loan losses	586	343	1,129	717
Noninterest income	1,612	1,531	3,161	3,015
Noninterest expense	4,788	4,680	9,542	9,238
Income before taxes	3,969	3,018	7,308	5,819
Tax provision	1,043	698	1,875	1,349
Net Income	$2,926	$2,320	$5,433	$4,470

Basic EPS	$0.34	$0.27	$0.64	$0.53
Weighted average shares outstanding	8,491,929	8,451,848	8,487,554	8,449,080
Diluted EPS	$0.34	$0.27	$0.64	$0.53
Weighted average diluted shares outstanding	8,509,316	8,502,966	8,503,913	8,500,912
Dividends declared per share [4]	$0.095	$0.0925	$0.190	$0.185

Selected Financial Ratios
Return on average assets[1]	1.30%	1.20%	1.23%	1.18%
Return on average equity[1]	15.15%	13.32%	14.25%	13.01%
Net interest rate spread[1]	3.44%	3.38%	3.35%	3.38%
Net interest margin[1]	3.50%	3.45%	3.42%	3.45%
Fully taxable-equivalent net interest margin[2]	3.75%	3.70%	3.67%	3.69%
Efficiency ratio[3]	51.25%	58.20%	53.07%	58.56%
Non-performing assets to total assets			0.45%	0.50%
Non-performing loans to net loans			0.65%	0.77%
Allowance for loan losses to non-performing loans			272.30%	232.73%
Allowance for loan losses to total loans			1.73%	1.77%
Shareholders’ equity to total assets			8.41%	8.88%
Dividend payout ratio[4]			29.69%	34.91%
Actual dividends paid to net income[5]			13.66%	16.00%
Book value per share			$9.22	$8.37

1 Ratios are annualized when necessary.
2 Interest income calculated on a taxable-equivalent basis includes the additional interest income that would have been earned if the Company’s investment in tax-exempt securities and loans had been subject to federal and New York State income taxes yielding the same after-tax income.  The rate used for this adjustment was approximately 34% for federal income taxes and 3.32% and 3.63% for New York State income taxes for the three and six months ended December 31, 2016 and 2015, respectively.

Non-GAAP reconciliation – Fully taxable equivalent net interest margin

	For the three months ended		For the six months ended
(Dollars in thousands)	12/31/2016	12/31/2015	12/31/2016	12/31/2015
Net interest income (GAAP)	$7,731	$6,510	$14,818	$12,759
Tax-equivalent adjustment	537	471	1,057	904
Net interest income (fully taxable-equivalent basis)	$8,268	$6,981	$15,875	$13,663

Average interest-earning assets	$882,482	$754,770	$865,510	$739,869
Net interest margin (fully taxable-equivalent basis)	3.75%	3.70%	3.67%	3.69%

3 The efficiency ratio has been calculated as noninterest expense divided by the sum of net interest income and noninterest income.
4 The dividend payout ratio has been calculated based on the dividends declared per share divided by basic earnings per share.  No adjustments have been made to account for dividends waived by Greene County Bancorp, MHC (“MHC”), the owner of 54.2% of the Company’s shares outstanding.
5 Dividends declared divided by net income.  The MHC waived its right to receive dividends declared during the six months ended December 31, 2016 and 2015.

Greene County Bancorp, Inc.
Consolidated Statements of Financial Condition (Unaudited)

	As of December 31, 2016	As of June 30, 2016
(Dollars In thousands)
Assets
Total cash and cash equivalents	$15,575	$15,895
Long term certificate of deposit	2,145	2,210
Securities- available for sale, at fair value	85,710	100,123
Securities- held to maturity, at amortized cost	210,983	204,935
Federal Home Loan Bank stock, at cost	3,730	2,752

Gross loans receivable	600,882	531,290
Less: Allowance for loan losses	(10,421)	(9,485)
Unearned origination fees and costs, net	866	959
Net loans receivable	591,327	522,764

Premises and equipment	13,928	14,176
Accrued interest receivable	3,790	3,610
Foreclosed real estate	338	370
Prepaid expenses and other assets	4,455	1,946
Total assets	$931,981	$868,781

Liabilities and shareholders’ equity
Noninterest bearing deposits	$88,957	$88,254
Interest bearing deposits	686,108	650,633
Total deposits	775,065	738,887

Borrowings from FHLB, short term	45,700	26,100
Borrowings from other banks, short term	100	-
Borrowings from FHLB, long term	22,450	20,300
Accrued expenses and other liabilities	10,287	9,193
Total liabilities	853,602	794,480
Total shareholders’ equity	78,379	74,301
Total liabilities and shareholders’ equity	$931,981	$868,781
Common shares outstanding	8,502,614	8,475,614
Treasury shares	108,726	135,726